EXHIBIT 5.1

February 22, 2007

Pervasive Software Inc.

12365 Riata Trace Parkway, Building B

Austin, Texas 78727

Re:	Pervasive Software Inc. Registration Statement

for Offering of 5,396,725 Shares of Common Stock

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 22, 2007 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 5,396,725 shares of common stock (the “Shares”) available for issuance under Pervasive Software Inc.’s 2006 Equity Incentive Plan (herein called the “Plan”).

As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/S/ WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation

Wilson Sonsini Goodrich & Rosati,
Professional Corporation